UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 29, 2005

THE NEIMAN MARCUS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19659	95-4119509

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marcus Square
1618 Main Street, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(214) 741-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 29, 2005, Newton Holding, LLC, the holder of a majority of the shares of common stock of Newton Acquisition, Inc. (the "Company"), parent of The Neiman Marcus Group, Inc. ("NMG"), approved The Newton Acquisition, Inc. Management Equity Incentive Plan (the "Plan").

The Plan became effective on November 29, 2005 and will expire on November 29, 2015. Eligible participants include key employees, directors, service providers and consultants of the Company and its affiliates. The Plan's purpose is to provide eligible participants with an appropriate incentive to encourage them to continue in the employ of the Company or its affiliates and to improve the growth and profitability of the Company. NMG, as a subsidiary of the Company, is an affiliate. As of November 29, 2005, there were approximately 30 employees of NMG eligible to participate in the Plan.

Subject to certain adjustments provided in the Plan, options to purchase shares of common stock of the Company shall not exceed 80,708.7725 shares of common stock, of which 41,259.591 shall be "Performance Options" and 39,449.1815 shall be "Fair Value Options," as defined in the Plan and described below. All options granted under the Plan shall be non-qualified stock options and will expire no later than the tenth anniversary date of the grant. A copy of the Plan is filed herewith as Exhibit 10.28.

On November 29, 2005, the Company entered into a Stock Option Agreement with Burton M. Tansky (the "Stock Option Agreement"), Chief Executive Officer of NMG and the Company, issued under the terms and conditions of the Plan, to grant an option to purchase a total of 16,349.1798 shares of common stock of the Company, of which the option to purchase 9,079.7947 shares will be considered a Performance Option Grant and the option to purchase 7,269.3851 shares will be considered a Fair Value Option Grant. The exercise price per share of the portion of the grant that is considered a Fair Value Option Grant will be $1,445 and the portion of the grant that is considered a Performance Option will have an exercise price of $1,445, subject to annual accretion at a rate of 10% compound rate in accordance with the Plan. Vesting with respect to an option to purchase 459.5392 shares pursuant to the Fair Value Option Grant will occur on October 6, 2006 and the remainder of the Fair Value Option Grant will vest and become exercisable with respect to the option to purchase 2,269.9486 on each of the subsequent three anniversary dates of October 6, 2006. Twenty-five percent (25%) of the Performance Option Grant will vest and become exercisable on each of the first four anniversaries of October 6, 2005. In the event Mr. Tansky's employment is terminated without Cause, as defined in the plan, or Mr. Tansky terminates his employment for Good Reason, as defined in the Plan, an additional portion of each of the Fair Value Option Grant and the Performance Grant will become vested and exercisable, in accordance with the terms of the Stock Option Agreement. In addition, in the event of a subsequent change of control, or upon Mr. Tansky's death or disability, the entire Fair Value Option and Performance Option Grant will become vested and exercisable. The grants will expire on the tenth anniversary date of the grant unless earlier terminated due to Mr. Tansky's cessation of employment, death or disability. A copy of the Stock Option Agreement is filed herewith as Exhibit 10.29.

In connection with the adoption of the Plan and the grant of shares to Burton M. Tansky, the Company also granted certain eligible key employees an option to purchase shares of common stock of the Company, including Karen Katz, James E. Skinner, Brendan Hoffman, and James J. Gold. Subject to the participant's continuous employment with the Company through the vesting date, the nonqualified stock option grants vest twenty-percent (20%) on the first anniversary of October 6, 2005 and thereafter vest in forty-eight equal monthly installments over the forty-eight months following the first anniversary of October 6, 2005. These participants have certain put rights in the event of a qualifying termination following a subsequent change of control, as provided in the stock option grant agreement. In addition, in the event a participant is terminated without Cause, as defined in the plan, or the participant terminates his or her employment for Good Reason, as defined in the Plan, following a subsequent change of control, the entire Fair Value Option Grant and Performance Option Grant will become vested and exercisable. Fifty-percent (50%) of each grant will be considered a Fair Value Option and fifty-percent (50%) will be considered a Performance Option. The grants will expire on the tenth anniversary date of the grant unless otherwise terminated due to a participant's cessation of employment, death or disability. The form of stock option agreement with certain eligible key employees is attached hereto as Exhibit 10.30.

This summary is not intended to be a complete description of the Plan or the grants made thereunder, and in the event of any inconsistency between this summary and the Plan, Stock Option Agreement or the form of stock option grant agreement, the Plan, the Stock Option Agreement and the form of stock option grant agreement, each attached as an exhibit hereto, will govern.
Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.28*	Newton Acquisition, Inc. Management Equity Incentive Plan.
10.29*	Stock Option Agreement made as of November 29, 2005 between the Company and Burton M. Tansky.
10.30*	Form of Stock Option Agreement made as of November 29, 2005 between the Company and certain eligible key employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEIMAN MARCUS GROUP, INC.
(Registrant)

Date: December 5, 2005	By:	/s/ Nelson A. Bangs

Nelson A. Bangs
Senior Vice President and General Counsel

THE NEIMAN MARCUS GROUP, INC.

EXHIBIT INDEX

Exhibit No.	Description
10.28*	Newton Acquisition, Inc. Management Equity Incentive Plan.

10.29*	Stock Option Agreement made as of November 29, 2005 between the Company and Burton M. Tansky.

10.30*	Form of Stock Option Agreement made as of November 29, 2005 between the Company and certain eligible key employees.